UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2019

PGT Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37971	20-0634715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1070 Technology Drive North Venice, Florida		34275
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (941) 480-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2019, PGT Innovations, Inc. (the “Company”) announced the appointment by its Board of Directors (the “Board”) of Sherri Baker as Senior Vice President and Chief Financial Officer, effective April 8, 2019. Brad West, the Company’s current Chief Financial Officer, will assume the newly created position of Senior Vice President of Corporate Development and Treasurer, effective the same date.

Prior to joining PGT Innovations, Ms. Baker, age 46, served as Vice President, Commercial Finance for Dean Foods Company, a food and beverage company that is the largest dairy company in the United States, from October 2018. Prior to that role, Ms. Baker was Vice President of Investor Relations, Strategy and Corporate Finance for Dean Foods, beginning in January 2016. From January 2013 through December 2015, she served as Vice President of Finance, Logistics for Dean Foods. Prior to Dean Foods, Ms. Baker spent 13 years at Frito-Lay, a subsidiary of PepsiCo, in a succession of finance and accounting roles. Ms. Baker holds a bachelor of science and masters of science in accounting from the University of North Texas.

Ms. Baker has no arrangements or understandings pursuant to which she was selected as an officer of the Company, no family relationships with any director or executive officer of the Company and does not have any transactions reportable under Item 404(a) of Regulation S-K.

In connection with her appointment as Senior Vice President and Chief Financial Officer, Ms. Baker entered into an Employment Agreement, dated as of March 26, 2019 (the “Employment Agreement”), with the Company. The Employment Agreement provides for (1) an annual base salary of $350,000, (2) eligibility for an annual performance bonus, if and to the extent that the performance metrics or other requirements thereof are achieved, as determined by the Board, (3) eligibility for an annual equity grant which will be divided equally between restricted stock units or restricted share units and performance shares or performance units, at the Board’s discretion, (4) a one-time relocation payment of $80,000 and (5) other customary employee benefits, including Ms. Baker’s cost of COBRA coverage during the ninety-day period following her hire date, vacation and expense reimbursement. In addition, the Board made a special, one-time equity grant of time-based restricted stock units to Ms. Baker, with a grant date value of $306,000 that vest ratably on the first three anniversaries of the grant date. The Company has also agreed to provide Ms. Baker with a temporary housing allowance of $2,500 per month for up to four months commencing April 8, 2019.

In the event that (a) Ms. Baker’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) or (b) Ms. Baker terminates her employment for “good reason” (as defined in the Employment Agreement), Ms. Baker is entitled to (1) continuation of her base salary for twelve months after the date of termination; (2) payment by the Company of applicable premiums for medical benefits for twelve months following the date of termination; and (3) a lump sum cash payment equal to 100% of her target cash “incentive amount” (as defined in the Employment Agreement) payable under the Company’s annual incentive plan for the applicable award period. In the event that Ms. Baker terminates her employment other than for “good reason”, the Company will continue to pay her salary for the shorter of thirty days or the notice period provided by her with respect to her termination.

Under the Employment Agreement, in addition to the benefits otherwise due to Ms. Baker, in the event that Ms. Baker dies, the Company will pay to Ms. Baker’s designated beneficiary her base salary for a period of six months. In the event that Ms. Baker becomes disabled, the Company will pay to Ms. Baker her base salary for a period of twelve months. Any termination payments are subject to Ms. Baker or her estate providing a customary release to the Company. The Employment Agreement also includes customary confidentiality, intellectual property, non-compete and non-disparagement provisions.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1.

The press release announcing Ms. Baker’s appointment as Senior Vice President and Chief Financial Officer is attached hereto as Exhibit 99.1, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between PGT Innovations, Inc. and Sherri Baker, dated March 26, 2019.

99.1	Press release of PGT Innovations, Inc., dated March 26, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGT Innovations, Inc.

Date: March 26, 2019	By:	/s/ Brad West
Name: Brad West
Title: Sr. Vice President and Chief Financial Officer